Exhibit 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

For Release 4:30 PM EST, June 13, 2005

eOn Communications Reports Third Quarter Fiscal 2005 Results

ATLANTA (June 13, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and web-based communications solutions, today reported financial results for the third fiscal quarter ended April 30, 2005. Revenues for the quarter were $4,721,000, an increase of 70.4% compared with $2,770,000 for the same period last year. Net loss was $696,000, or $0.05 per common share, a decrease of 26.4% compared with a net loss of $944,000 or $0.07 per share in the quarter ended April 30, 2004.

For the nine months ended April 30, 2005, revenues increased 41.4% to $16,641,000 compared to $11,767,000 in the nine months ended April 30, 2004. Net loss for the nine months ended April 30, 2005 was $1,126,000, or $0.09 per common share, 213.7% higher than the net loss of $527,000, or $0.04 per common share in the prior year.

The company’s subsidiary in China had revenues of $1,779,000 for the quarter ended April 30, 2005 and $6,575,000 for the nine months ended April 30, 2005. Net loss after minority interest for the quarter ended April 30, 2005 was $79,000 and net profit after minority interest for the nine months ended April 30, 2005 was $85,000.

“This was a difficult quarter for us.” stated David Lee, eOn’s chairman and chief executive officer. “When we launched our Asian strategy we knew there would be an investment period. Although we are encouraged by the level of interest and activity we are experiencing there, it is taking longer for our marketing and sales efforts to produce results than earlier anticipated.”

During the quarter the company announced a partnership with M1 Global, a provider of Business Transformation Outsourcing technology and services to create next-generation customer interaction center products and services. The partnership links eOn’s proven customer interaction management platform with M1’s next-generation business process management platform to drive a new level of integration between customer channels and business processes, resulting in improved efficiency, flexibility and affordability.

The company also secured its first eQueue order from the US Department of Defense for an eQueue system for the US Southern Command, a.k.a. SOUTHCOM. The eQueue was selected

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because of its ability to meet US DOD Defense Switch Network (DSN) security and reliability standards. Other orders received by company during the quarter include M1 Global, Metanet Deloitte of Seoul, Korea, US Coast Guard, US Customs, CallTech, and Globe Life Insurance.

Conference Call

The company will host a conference call at 4:45 p.m. EST today, June 13, 2005, to discuss third quarter results. To hear the call, dial 800-361-0912 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2005	2004	2005	2004
REVENUE
Net third party revenue	$3,991	$2,770	$14,857	$11,767
Net related party revenue	730	—	1,784	—

Net revenue	4,721	2,770	16,641	11,767

COST OF REVENUE
Third party cost of revenue	2,000	1,259	7,972	4,950
Related party cost of revenue	574	—	1,414	—

Cost of revenue	2,574	1,259	9,386	4,950

Gross profit	2,147	1,511	7,255	6,817

OPERATING EXPENSE
Selling, general and administrative	2,220	1,598	6,037	5,058
Research and development	771	855	2,412	2,248

Total operating expense	2,991	2,453	8,449	7,306

Loss from operations	(844)	(942)	(1,194)	(489)

Interest income	33	15	104	47
Interest expense	—	(9)	—	(26)
Other income (expense), net	29	(8)	59	(59)

Loss before income taxes and minority interest	(782)	(944)	(1,031)	(527)

Income tax benefit (expense)	19	—	(23)	—

Loss before minority interest	(763)	(944)	(1,054)	(527)
Minority interest	67	—	(72)	—

Net loss	$(696)	$(944)	$(1,126)	$(527)

Basic and diluted weighted average shares outstanding	12,859,000	12,635,000	12,838,000	12,444,000

Basic and diluted loss per share	$(0.05)	$(0.07)	$(0.09)	$(0.04)

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	April 30, 2005	July 31, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,303	$4,679
Marketable securities	3,600	4,200
Trade accounts receivable, net of allowance of $892 and $774, respectively	4,151	6,656
Trade accounts receivable - related party, net of allowance of $92 and $18 respectively	1,721	615
Notes receivable	401	528
Inventories	2,896	2,733
Prepaid and other current assets	890	1,913

Total current Assets	17,962	21,324

Property and equipment, net	798	971

Total Assets	$18,760	$22,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,439	$5,431
Trade accounts payable - related party	2,117	2,049
Note payable	236	767
Deferred acquisition payment	1,038	1,078
Accrued expenses and other	2,230	2,284

Total current liabilities	9,060	11,609

Minority interest	1,299	1,227
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)
Common stock, $0.001 par value (50,000,000 shares authorized, 13,562,459 and 13,487,160 shares issued and outstanding 2005 and 2004, respectively)	13	13
Additional paid-in capital	54,437	54,369
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(44,547)	(43,421)

Total stockholders’ equity	8,401	9,459

Total liabilities and stockholders’ equity	$18,760	$22,295